Exhibit 10.1

Separation Agreement

The following agreement (“Agreement”) between Todd Nelson (“you”) and Telesis Bio Inc. (the “Company” and, together with you, the “Parties”) confirms your separation from employment and offers you certain benefits to which you would not otherwise be entitled, conditioned upon your provision of a general release of claims and the obligations set forth in this Agreement.

1.
Separation from Employment: Your last day of employment with the Company was April 17, 2024 (the “Separation Date”). You will remain a member of the Company’s Board of Directors as a Class I director.
2.
Final Pay and Benefits: You acknowledge and agree that the Company has provided you with your final pay, less lawful deductions (the “Final Pay”) through the Separation Date, in a timely manner and in accordance with your state’s law. Whether or not you execute this Agreement, you will be entitled to, and are not releasing your rights to, any benefits required to be provided to you pursuant to any employee benefit plans in which you are a participant. You may also have rights to continue your group health coverage under the federal law commonly called “COBRA,” or a state law equivalent.
3.
Severance Benefits:
a.
Severance Pay: The Company will pay you severance in the gross amount of $618,000 (“Severance Pay”). This amount is equal to twelve (12) months of your current base salary, and will be paid in a lump sum payment within thirty (30) calendar days of the Effective Date. Severance Pay will be treated as taxable compensation, but is not intended by either party to be treated, and will not be treated, as compensation for purposes of eligibility or benefits under any benefit plan of the Company. The Company will apply required tax and other applicable withholdings to payments made to you.
b.
COBRA Premiums: The Company will also pay twelve (12) months of COBRA premiums for you and, if applicable, your dependents, for your continued group health coverage to the appropriate health insurer, provided you elect COBRA coverage. However, the Company will discontinue any such payment of COBRA premiums upon the earlier of (i) the date when you become eligible for substantially equivalent health insurance in connection with new employment or self-employment, or (ii) the expiration of your continuation coverage under COBRA. You agree to immediately notify the Company in the event of (i) above.
c.
Acknowledgement & Consideration: You acknowledge that the payment of the above benefits (“Severance Benefits”) include some benefit you would not have been entitled to if had you not signed this Agreement, and fully satisfy all the Company’s obligations to you, including but not limited to the severance benefits in the TelesisBio Inc. Change in Control Severance Agreement you signed on September 5, 2023.
4.
Equity: You were granted one or more stock options (each, an “Option”) to purchase shares of the Company’s common stock (“Common Stock”) under the Company’s 2021 Stock Incentive Plan (the “Plan”). You were also granted one or more restricted stock unit awards (“RSUs”) under the Plan. The number of vested and unvested shares subject to the Options and RSUs are set forth on Exhibit B attached hereto. You agree that you have reviewed the Exhibit B and it is accurate as to the number of vested and unvested shares subject to your Options and RSUs as of the Separation Date. Pursuant to the applicable notice of stock option grants and stock option agreements (collectively, a “Stock Option Agreement”) between you and the Company, you will continue vesting while you are a Service Provider (as defined in the Plan) and any vested shares subject to your Option(s) as of the date you cease to be a

Service Provider shall remain exercisable at any time until the date three months after you cease to be a Service Provider, or such longer period of time provided for in the Stock Option Agreements, and such vested Options to the extent unexercised will expire on the applicable date. Pursuant to the applicable notice of stock of restricted stock unit grants and restricted stock unit agreements (collectively, an “RSU Award Agreement”) between you and the Company, you will continue vesting while you are a Service Provider and any unvested RSUs as of the date you cease to be a Service Provider will terminate immediately at such time as you cease to be a Service Provider. The Stock Option Agreements, RSU Award Agreements and, if applicable, any agreements or notices under which you acquired or acquire any shares subject to your Options or RSUs will remain in full force and effect, and you agree to remain bound by those agreements. Beginning one year following your Separation Date and ending on the date of the 2025 annual meeting of the Company’s stockholders (the “2025 Annual Meeting”), for so long as you serve as an Outside Director as defined in the Company’s Amended and Restated Outside Director Compensation Policy, you will be entitled to receive a pro-rated amount of the annual cash compensation payable to a member of the Board under such policy. Thereafter, if (and only if) you are re-elected to the Board at or following the 2025 Annual Meeting, you will be compensated in accordance with the Company’s Outside Director Compensation Policy as then in effect for so long as you are an “Outside Director” as defined in the policy. Except as set forth above, you further acknowledge and agree that you do not have any other rights to receive, acquire, or vest into any additional shares of Common Stock or other class of capital stock of the Company or any of its parent, subsidiary or affiliated entities.
5.
Employee Representations: You acknowledge that the Company relies on these representations by you entering into this Agreement:
a.
You do not have any claim against the Company or the Releasees (defined below), or otherwise have not made internal, administrative, or judicial complaints, claims, or actions against or regarding the Company or the Releasees, for claims you are releasing in this Agreement;
b.
You have reported to the Company any work-related injuries or occupational illnesses sustained by you during your employment with the Company;
c.
You have been properly provided any leaves of absence requested and available to you based on your or your family members’ health or medical condition or military service, and have not been subjected to any improper treatment, conduct, or actions due to a request for or taking such leave;
d.
With receipt of your Final Pay, you have received all compensation due because of services you performed for the Company;
e.
You have been properly provided paid time off and, consistent with the Company’s vacation policy, you will not have any accrued but unused vacation time or paid time off as of the Separation Date for which you are entitled to payment; and

f.
You are not aware of any conduct by any person that violates Company policy or the Company’s legal, compliance, or regulatory obligations, or any other suspected ethical or compliance issues by the Company or the other Releasees that you have not brought to the attention of the Company.
6.
Return of Company Property: Except as otherwise provided for in this Agreement, you acknowledge and agree that as a condition precedent for the Severance Benefits, you must return to the Company all of its property and data of any type in your possession, custody, or control including, but not limited to keys, access codes or devices, physical or electronically stored documents or files, computer equipment, cell phone, and passwords. You further agree to return all the Company’s property and data in the same working condition in which they were issued to you. Notwithstanding the foregoing,

a.
you will be permitted to retain your Surface Pro tablet;
b.
the Company will allow you to retain your Company email address and continued access to your email address for so long as you remain a member of the Company’s Board of Directors; and
c.
the Company will work to transfer the service contract with respect to your mobile cellular device so that you may retain the number related to the same.

The Company agrees and acknowledges that the mobile cellular device referenced in clause c. above was purchased by you and that you will retain the same.

7.
Proprietary Information: You acknowledge that you are bound and continue to be bound by the Company’s Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”), a copy of which is attached as Exhibit A.
8.
General Release and Waiver of Claims: To the fullest extent permitted by law, you on behalf of yourself, your heirs, family members, executors, estates, agents and assigns, or any controlled affiliate and any trust or other entity of which you or your heirs, estates or family directly or indirectly hold a majority beneficial interest, fully, finally, and forever release and discharge the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors, investors, and assigns (collectively “Releasees”) of and from all claims and potential claims that may legally be waived by private agreement, whether known or unknown, which you have asserted or could assert against the Company arising out of or relating in any way to acts, circumstances, facts, transactions, or omissions based on facts occurring up to and including the date you sign this Agreement (the “Released Claims”). The Released Claims specifically include but are not limited to: claims under common law or equity; claims for additional compensation or benefits arising out of your employment or your separation from employment; wage and hour claims; unlawful discharge; breach of contract; breach of the covenant of good faith and fair dealing; fraud; violation of public policy; defamation; physical injury; emotional distress; negligence; claims under Title VII of the 1964 Civil Rights Act; the Age Discrimination in Employment Act (“ADEA”); Older Workers Benefit Protection Act (“OWBPA”); the Employee Retirement Income Security Act of 1974 (“ERISA”); the Americans with Disabilities Act; the Workers Adjustment and Retraining Notification Act; the Equal Pay Act; the Family Medical Leave Act; the Civil Rights Act of 1866; the Pregnancy Discrimination Act; under the California Fair Employment and Housing Act, or the California Labor Code, and any other federal, state, or local laws, constitution, rule, ordinance, order, and/or regulations, including their amendments and respective implementing regulations.

By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

9.
Protected Rights:
a.
You understand that nothing in this Agreement limits your ability to file a charge or complaint with, to provide documents or information voluntarily or in response to a subpoena or other information request to, or to participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local government agency or commission (each, a “Government Agency”). You further understand this Agreement does not limit your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agency.
b.
You understand that nothing in this Agreement: (i) applies to claims for unemployment or workers’ compensation benefits; (ii) applies to claims arising after the date you sign this Agreement; (iii) applies to claims for reimbursement of expenses under the Company’s expense reimbursement policies; (iv) applies to claims for any vested rights under the Company’s ERISA-covered employee benefit plans as applicable on the date you sign this Agreement; (v) applies to claims that controlling law clearly states may not be released by private agreement; (vi) limits or affects your right, if any, to challenge the validity of this Agreement under the ADEA or the OWBPA; (vii) applies to a non-disclosure or non-disparagement clause agreed to before a dispute arises involving a nonconsensual sexual act or sexual contact, including when the victim lacks capacity to consent, or relating to conduct that is alleged to constitute sexual harassment;(viii) precludes you from exercising your rights, if any, under Section 7 of the National Labor Relations Act (“NLRA”) or under similar state law to engage in protected, concerted activity with other employees, including discussing your compensation or terms and conditions of employment; or (ix) prevents you from discussing or disclosing information about unlawful or criminal acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful or waives your right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, when you have been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature. However, by signing this Agreement, you are waiving your right to recover any individual relief, including any backpay, frontpay, reinstatement or other legal or equitable relief, in any charge, complaint, or lawsuit or other proceeding brought by you or on your behalf by any third party, except for any right you may have to receive a payment or award from a Government Agency (and not the Company) for information provided to said Government Agency and except as provided under applicable law.
c.
Notwithstanding your confidentiality obligations to the Company under the Confidentiality Agreement, this Agreement, and otherwise, you understand that as provided by the Federal Defend Trade Secrets Act, you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
d.
You understand that upon the Effective Date, this Agreement will be final and binding. You promise not to pursue any claim released by this Agreement. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against the Releasees, you shall do no more than simply say you cannot provide counsel or assistance. If you break this promise, or otherwise breach your obligations under the Agreement, you agree to pay the Company’s costs and expenses, including reasonable attorneys’ fees, related to the defense of any claims covered by this Agreement or any Releasee’s efforts to enforce this Agreement. Notwithstanding the foregoing, although you are releasing claims you may have under the ADEA and the OWBPA, you may challenge the knowing and voluntary nature of this release before a court, the Equal

Employment Opportunity Commission or any other Government Agency charged with the enforcement of any employment laws.
10.
Cooperation: You agree to cooperate with the Company relating to matters within your knowledge or responsibility. Without limiting this commitment, you agree (i) to meet with Company representatives, its counsel, or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (iii) to provide the Company with notice of contact by any non-governmental adverse party or such adverse party’s representative, except as may be required by law. The Company will reimburse you for reasonable expenses in connection with the cooperation described in this paragraph.
11.
No Disparagement: Subject to the Protected Rights paragraph above, you agree that you will never make any disparaging, defamatory, or negative statements public or privately, online or offline, orally or in writing about the Company or its stockholders, directors, officers, employees, products, services or business practices, your employment with the Company, or the termination of that employment. The Company agrees to refrain from any disparaging statements, defamation, libel, or slander of or about you. You understand that the Company’s obligations under this paragraph extend only to the Company’s current executive officers and members of its Board of Directors and only for so long as each officer or member is an executive officer of the Company or Board of Director member, as applicable.
12.
No Admission of Liability: This Agreement shall not be construed or contended by you to be an admission or evidence of any wrongdoing, unlawful conduct, or liability by the Company or the Releasees. This Agreement shall be afforded the maximum protection allowable under Federal Rule of Evidence 408 and/or any other state or federal law of similar effect. However, the Parties agree that this Agreement may be used as evidence in a subsequent proceeding in which any of the Parties allege a breach of this Agreement or as a complete defense to any lawsuit brought by any party.
13.
Headings; Sub-Headings: Headings and sub-headings of the paragraphs and sub-paragraphs of this Agreement are intended solely for convenience of reference and no provision of this Agreement is to be construed based upon the heading or sub-heading of any paragraph or sub-paragraph.

14.
Complete and Voluntary Agreement: This Agreement, including any exhibit(s), constitutes the entire agreement between you and Releasees regarding the subject hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject. Notwithstanding the foregoing, this Agreement shall not supersede obligations you may have under any agreements with the Company regarding the non-disclosure of trade secrets and confidential or proprietary information, prohibiting solicitation of customers, suppliers, or employees, prohibiting competition with the Company, assigning intellectual property, or providing for a dispute resolution mechanism. You acknowledge that neither the Company, the Releasees, nor their agents or attorneys have made any promise, representation or warranty, either express or implied, written or oral, which is not contained in this Agreement to induce you to execute the Agreement. You acknowledge that you have executed this Agreement in reliance only upon the promises, representations and warranties herein, and that you are executing this Agreement voluntarily and free of any duress or coercion.
15.
Severability: The provisions of this Agreement are severable, and if any part of the Agreement is found to be invalid or unenforceable, the other parts shall remain valid and enforceable.
16.
Modification; Counterparts; Electronic/PDF Signatures: You agree this Agreement may not be altered, amended, modified, or otherwise changed except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each party to this

Agreement. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which together shall constitute the same instrument. Counterparts may be delivered via facsimile, electronic mail, or other electronic transmission method, and may be executed using any electronic signature method complying with the United States ESIGN Act of 2000 (e.g., www.docusign.com). Any such counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
17.
Interpretation and Construction of Agreement: This Agreement shall be construed and interpreted under the laws of the state where you were last employed by the Company (California) without regard to conflict of laws principles. Moreover, this Agreement shall not be construed against either Party as the author or drafter of the Agreement.
18.
Review of Separation Agreement; Effective Date: You understand that you may take up to twenty-one (21) calendar days to consider this Agreement (the “Consideration Period”). You agree changes to this Agreement, whether material or immaterial, do not toll or restart the Consideration Period. If you choose to sign this Agreement before the Consideration Period ends, you represent: (i) you freely chose to do so after carefully considering its terms; (ii) you are knowingly and voluntarily waiving the remainder of the Consideration Period; and (iii) your decision to waive the remainder of the Consideration Period was not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the Consideration Period, or by providing different terms to you for signing this Agreement prior to the expiration of the Consideration Period. You affirm that you were advised to consult with an attorney before signing this Agreement. You may not sign this Agreement before your Separation Date so if the Consideration Period ends before your Separation Date, then you may sign this Agreement and return it to the Company on your Separation Date. You also understand you may revoke this Agreement within seven (7) calendar days of signing (the “Revocation Period”) and that the Company will only provide you with the Severance Benefits after that Revocation Period has expired. Any revocation must be made in writing and delivered to Frank Witney at frwitney@gmail.com. This Agreement is effective on the eighth (8th) calendar day after you sign it, provided that you have not revoked it (the “Effective Date”).

(Remainder of Page Intentionally Left Blank; Signatures Follow Below)

The Parties have read this agreement and understand its legal and binding effect. The Parties are acting voluntarily, deliberately, and of their own free will in signing this agreement.

By:______________________________________

Franklin R. Witney

Chair, Board of Directors

Telesis Bio Inc.

Date: __________________________

_______________________________
Todd Nelson

Date: __________________________

*** Do not sign before Separation Date***

Exhibits

Exhibit A: Confidentiality Agreement

Exhibit B: Equity Summary

EXHIBIT A

Confidentiality Agreement

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EXHIBIT B

Equity Summary

Stock Options:

Grant Number	Grant Date	Total Option Shares	Vested Shares	Unvested Shares	ISO/NSO
OG-164	04/24/2021	67,340	33,670	33,670	ISO
OG-164Split	04/24/2021	633,660	419,058	214,602	NSO
OG-399	02/28/2022	7,646	0	7,646	ISO
OG-399Split	02/28/2022	175,854	84,104	91,750	NSO
OG-496	06/22/2023	176,194	48,578	127,616	ISO
OG-496Split	06/22/2023	209,306	55,828	153,478	NSO
Total:		=SUM(ABOVE) 1,270,000	=SUM(above) 641,238	=SUM(above) 628,762

RSUs:

Grant Number	Grant Date	Total Shares subject to RSUs	Vested Shares	Unvested Shares
RSU-01	02/28/2022	47,900	23,950	23,950
RSU-16	06/22/2023	47,700	11,925	35,775
Total:		=SUM(ABOVE) 95,600	=SUM(ABOVE) 35,875	=SUM(ABOVE) 59,725